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                          [Dorsey & Whitney LLP letterhead]







                                   October 3, 1997




Arcadia Financial Ltd.
Olympic Financial Center
7825 Washington Avenue South
Minneapolis, Minnesota  55439-2435

Re: 11-1/2% Senior Notes due 2007


Dear Ladies and Gentlemen:

         We have acted as counsel to Arcadia Financial Ltd., a Minnesota corporation (the "Company"), in connection with the proposed sale of $75,000 principal amount of 11-1/2% Senior Notes due 2007 (the "Notes") of the Company, to be offered and sold pursuant to a Prospectus Supplement dated October 3, 1997 (the "Prospectus Supplement"), to a Prospectus dated March 7, 1997 (the "Prospectus"), relating to the Company's registration statement on Form S-3 (File No. 333-18027) (as it became effective, the "Registration Statement").

         In connection with this opinion, we have examined and are familiar with the Prospectus, Prospectus Supplement, Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         We hereby confirm that the discussions in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences" are a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. In particular, the material federal income tax consequences to purchasers expected to result from the purchase, ownership and sale or other taxable disposition of the Notes offered by such Prospectus Supplement, under currently applicable law, are as described therein.

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Arcadia Financial Ltd.
October 3, 1997
Page 2

There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

         We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                       Very truly yours,

                                       /s/ Dorsey & Whitney LLP